Exhibit 3.10

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

ECLIPSE RESOURCES-OHIO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

June 5, 2014

This Amended and Restated Operating Agreement (this “Agreement”), of Eclipse Resources-Ohio, LLC, a Delaware limited liability Company (the “Company”), is hereby adopted by Eclipse Resources I, LP, a Delaware limited partnership (the “Member”), as the sole member of the Company as of the date set forth above, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as amended (the “DLLCA”), to govern the affairs of the Company and the conduct of its business. This Agreement amends and restates in its entirety the Operating Agreement and Declaration of Oxford Oil Company, LLC, dated as of June 18, 2013.

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Oxford Oil Company, LLC, an Ohio limited liability company and Eclipse Resources-Ohio, LLC, an Ohio limited liability company, were parties to a merger whereby the surviving entity’s name was changed to Eclipse Resources-Ohio, LLC, as filed with the Ohio Secretary of State on June 26, 2013;

WHEREAS, the Member has determined that it is in the best interests of the Company for it to convert from an Ohio limited liability company to a Delaware limited liability company pursuant to Section 1705.371 of the Ohio Revised Code and Section 214 of the Delaware Limited Liability Company Act, with the Company continuing its existence in the organizational form of a Delaware limited liability company (the “Conversion”);

WHEREAS, the Member intends to cause to be filed with the Delaware Secretary of State a Certificate of Formation in respect of Eclipse Resources-Ohio, LLC (the “LLC”), a limited liability company being formed under the laws of the State of Delaware; and

WHEREAS, the Member desires to enter into this Agreement as to the affairs of the LLC and the conduct of its business, and the Member intends that this Agreement constitute the “operating agreement” of the LLC, within the meaning of that term as defined in the Delaware Limited Liability Company Act (the “Act”);

NOW THEREFORE, it is agreed, stated and declared as follows:

Section 1. Formation; Member. The LLC shall be formed upon the execution by the Member of the Certificate of Formation substantially in the form of Exhibit A attached hereto and made a part hereof (the “Certificate of Formation”) and the filing of the Certification of Formation with the Delaware Secretary of State. The Member hereby approves and ratifies the completion, execution, delivery, recording and filing of the Certificate of Formation. The Member shall be the sole “member” of the LLC, as defined in the Act. Whether under this Agreement, under any other agreement or obligation by which the LLC and/or the Member may be bound, or pursuant to applicable law, any action or inaction taken or omitted to be taken by or with the consent of the Member shall bind the LLC. The Member may delegate such power and authority.

Section 2. Term. The term of the LLC shall commence with the filing of the Certificate of Formation with the Delaware Secretary of State. The LLC shall continue in perpetuity, unless and until the Member consents in writing to dissolve the LLC. Upon dissolution, the LLC shall be wound up and terminated as provided in the Act, and the Member shall have the authority to wind up the LLC.

Section 3. Capital Contributions. The Member shall determine the amounts, forms and timing of capital contributions required of the Member.

Section 4. Tax Matters. So long as the LLC has only one member, the LLC shall be disregarded as an entity separate from its member, solely for tax purposes, in accordance with Sections 301.7701-1, -2 and -3 of the regulations promulgated under the Internal Revenue Code of 1986, as amended, and the profits, losses, income, loss, deductions, credits and similar items of the LLC shall be allocated accordingly.

Section 5. Distributions. Distributions of cash or property under circumstances not involving the liquidation of the LLC, if any, shall be within the discretion of the Member as to amount, form and frequency. Upon the liquidation of the LLC, the Member shall have power to liquidate or to distribute in kind any and all of the assets of the LLC, and the proceeds of any such liquidation shall be applied and distributed in accordance with the provisions of the Act.

Section 6. Indemnification.

(a) General. To the fullest extent permitted by Delaware or other applicable law, the LLC shall indemnify each person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved (as a deponent, witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative (including, without limitation, any threatened, pending or completed action, suit or proceeding by or in the right of the LLC) (hereinafter a “Proceeding”), by reason of the fact that such person is or was (i) a member or manager of the LLC (ii) an officer, director, partner, employee, agent or affiliate or member of a member or manager of the LLC, or (iii) a person serving at the request of the Company as a director, manager, officer, employee, partner, member or trustee of the Company or another entity (any such person is hereinafter referred to as an “Indemnitee”), against all expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees, expert witnesses’ fees and transcript costs)

(hereinafter “Expenses”), judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement (such judgments, fines, excise taxes, penalties and amounts paid in settlement are hereinafter referred to as “Liabilities”) actually and reasonably incurred by the Indemnitee in connection with any Proceeding. Notwithstanding the foregoing, except as to claims to enforce rights conferred on an Indemnitee by this Section 6 that may be brought, initiated or otherwise asserted by the Indemnitee pursuant to Section 6(g), the LLC shall not be required by this Section 6(a) to indemnify an Indemnitee in connection with any claim (including, without limitation, any original claim, counterclaim, cross-claim or third-party claim) in a Proceeding, which claim is brought, initiated or otherwise asserted by the Indemnitee, unless the bringing, initiation or assertion of the claim in the Proceeding by the Indemnitee was authorized or ratified by the Member of the LLC.

(b) Indemnification for Expenses When Successful on the Merits or Otherwise.

(i) Anything contained in this Section 6 to the contrary notwithstanding, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, the Indemnitee shall be promptly indemnified by the LLC against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

(ii) Without limiting the generality of the foregoing, an Indemnitee claiming indemnification under Section 6(b) shall be deemed to have been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, if such Proceeding shall be terminated as to such Indemnitee, with or without prejudice, without the entry of a judgment or order against the Indemnitee, without a conviction of the Indemnitee, without the imposition of a fine or penalty upon the Indemnitee, and without the Indemnitee’s payment or agreement to pay any other Liability (whether or not any such termination is based upon a judicial or other determination of lack of merit of the claims made against the Indemnitee or otherwise results in a vindication of the Indemnitee).

(c) Presumptions. Upon making any request for indemnification under this Section 6, the Indemnitee shall be presumed to be entitled to indemnification under this Section 6, and the LLC shall have the burden of proof in the making of any determination contrary to such presumption by clear and convincing evidence. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut any such presumption.

(d) Advances for Expenses. The Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the LLC in advance of the final disposition of such Proceeding at the request of the Indemnitee within thirty days after the receipt by the LLC of a written statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee in connection with the defense of the Proceeding and shall include or be accompanied by a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the LLC in respect of such Expense.

(e) Right of Indemnitee to Bring Suit. If (A) a claim for indemnification under this Section 6 is not paid in full by the LLC within sixty days after a written claim has been received by the LLC or (B) a claim for advancement of Expenses under Section 6(d) is not paid in full by the LLC within thirty days after a written claim has been received by the LLC, the Indemnitee may at any time thereafter bring suit against the LLC to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be indemnified for all the Expenses actually and reasonably incurred by the Indemnitee in prosecuting such claim in enforcing the Indemnitee’s rights under this Section 6.

(f) Section 6 Not Exclusive. The indemnification provided by this Section 6 shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the articles, any agreement, a determination of the Member, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such position with the LLC, and shall continue as to a person who has ceased to be a member or manager, an officer, director, partner, employee, agent or affiliate or member of a member or manager of the LLC, or a person serving at the request of the Company as a director, manager, officer, employee, partner, member or trustee of the Company or another entity and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. The LLC may purchase and maintain insurance, or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a member, manager, employee, or agent of the LLC, or is or was serving at the request of the LLC as a director, trustee, officer, employee, partner, member, manager or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the LLC would have the obligation or the power to indemnify such person against such liability under the provisions of this Section 6. Insurance may be purchased from or maintained with a person in which the LLC has a financial interest.

(h) Venue; Jurisdiction.

(i) Any action, suit or proceeding to determine a right to indemnification under this Section 6 may be maintained by an Indemnitee claiming such right or by the LLC only in a Designated Court. Each of the LLC and, by claiming or accepting such indemnification, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding.

(ii) Any action, suit or proceeding to determine (i) the obligation of an Indemnitee under this Section 6 to repay any Expenses previously advanced by the LLC or (ii) the obligation of the LLC under this Section 6 to advance any Expenses may be maintained by the LLC or by such Indemnitee only in a Designated Court. Each of the LLC and, by claiming or accepting such advancements, any such Indemnitee consents to the exercise of jurisdiction by a court of common pleas in the county in Ohio in which the principal office of the LLC is located or the court in which a Proceeding is brought (each, a “Designated Court”) in any such action, suit or proceeding.

(i) Indemnification of, and Advancement of Expenses to, Directors and Officers of The Oxford Oil Company.

(i) In the event the LLC merges with The Oxford Oil Company, an Ohio corporation (“Oxford”), and is the surviving constituent entity in such merger, the LLC shall indemnify, and advance expenses to, each person who is or was a director or officer of Oxford at any time prior to such merger as an Indemnitee under this Section 6 as if such person were a member or manager of the LLC.

(ii) In the event the LLC merges with Oxford and is the surviving constituent entity in such merger, the LLC shall indemnify, and advance expenses to, each person who is or was a director or officer of Oxford at any time prior to such merger to the fullest extent permitted by applicable Ohio law and required under Oxford’s Articles of Incorporation or Code of Regulations in effect immediately prior to the consummation of such merger.

(iii) The obligations set forth in this Section 6 shall be binding on the successors and assignees of the LLC.

Section 7. General Provisions.

(a) No Third Party Beneficiaries. Except for Indemnitees and the persons described in Section 6(i) of this Agreement, there shall be no third party beneficiaries of this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire “operating agreement” of the LLC within the meaning of the Act and contains the entire understanding, agreement and statement of the Member upon the subject matter of this Agreement and may only be amended, changed or waived in a writing signed by the Member. The Member acknowledges that the provisions of the Act shall govern the affairs of the LLC and the conduct of its business, except as provided in this Agreement.

(c) Provisions Binding. This Agreement shall inure to the benefit of and be binding upon the Member and the Member’s successors and assigns.

(d) Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Operating Agreement Eclipse Resources-Ohio, LLC, effective as of the date and year first above written.

ECLIPSE RESOURCES I, LP

/s/ Christopher K. Hulburt
Christopher K. Hulburt
Executive Vice President, Secretary and General Counsel

EXHIBIT A

CERTIFICATE OF FORMATION

[See Exhibit No. 3.9]